September 22, 2026

Board of Trustees

Cantor Fitzgerald Energy Fund

110 East 59th Street,

7th Floor

New York, NY 10022

Re: Initial Capital Investment

Dear Board Members:

You have engaged us, 9/18/26 (the “Adviser”) to act as the investment adviser to the Cantor Fitzgerald Energy Fund (the “Trust” or the “Fund”), pursuant to a Management Agreement dated as of September 22, 2026. In connection with the initial capitalization of the Trust, the Adviser will invest the initial $100,000 of seed capital into the Trust as required by Section 14 of the Investment Company Act of 1940, as amended.

The Adviser hereby represents that the purchase of $100,000 of the Fund’s shares is for investment purposes only, and not for distribution or resale to the public.

Sincerely,

Cantor Fitzgerald Energy Advisors, LLC

By:/s/ William Ferri

Name: William Ferri

Title: Co-Chief Executive Officer

Date: 9/18/26

ACCEPTANCE:

The foregoing Letter is hereby accepted.

Cantor Fitzgerald Energy Fund

By:/s/ William Ferri

Name: William Ferri

Title: President and Principal Executive Officer

Date: 9/18/26